EXHIBIT 99.1

NEWS RELEASE

H. Patrick Dee Chief Operating Officer (505) 241-7102	Christopher C. Spencer Chief Financial Officer (505) 241-7154

FIRST STATE ANNOUNCES RECORD EARNINGS,

STOCK SPLIT, AND DIVIDEND INCREASE

Albuquerque, NM—January 24, 2005—First State Bancorporation (“First State”) (NASDAQ:FSNM) today announced record annual earnings for 2004 of $15.2 million compared to $14.9 million for 2003, an increase of 3%. Earnings per diluted share for 2004 were $1.97 compared to $1.95 per diluted share for 2003. For the quarter ended December 31, 2004 net income was $4.2 million compared to $3.6 million for the quarter ended December 31, 2003, an increase of 16%. Earnings per diluted share for the quarter ended December 31, 2004 were $0.54 compared to $0.47 per diluted share for the quarter ended December 31, 2003.

“Our strong earnings in the fourth quarter are the result of outstanding loan and deposit growth, coupled with an improving net interest margin,” stated Michael R. Stanford, President and Chief Executive Officer. “We have also made additional progress in the Colorado market with both loan and deposit generation,” continued Stanford.

At December 31, 2004, total assets increased $169 million, loans increased $145 million, investment securities increased $56 million, and deposits increased $205 million over December 31, 2003. First State’s total assets increased 10% from $1.647 billion at December 31, 2003, to $1.816 billion at December 31, 2004. Loans increased 12% from $1.217 billion at December 31, 2003, to $1.362 billion at December 31, 2004. Investment securities increased 24% from $235 million at December 31, 2003, to $291 million at December 31, 2004. Total deposits grew 17% from $1.196 billion at December 31, 2003, to $1.401 billion at December 31, 2004. Non-interest bearing deposits grew to $318 million at December 31, 2004, from $270 million at December 31, 2003, while interest bearing deposits grew to $1.083 billion at December 31, 2004 from $926 million at December 31, 2003.

Net interest income was $18.9 million for the fourth quarter of 2004 compared to $16.3 million for the same quarter of 2003. For the years ended December 31, 2004 and 2003, net interest income was $69.6 million and $61.1 million, respectively. First State’s net interest margin was 4.57% and 4.54% for the fourth quarters of 2004 and 2003, respectively. The net interest margin was 4.47% and 4.59% for the years ended December 31, 2004 and 2003, respectively. The net interest margin increased in the fourth quarter by 0.12% over the third quarter of 2004 due primarily to rate increases made by the Federal Reserve Bank, which took effect in the fourth quarter, and First State’s asset sensitive position.

First State’s provision for loan losses was $1.0 million for the fourth quarter of 2004 compared to $1.6 million for the same quarter of 2003. First State’s allowance for loan losses was $15.3 million at December 31, 2004, compared to $14.1 million at December 31, 2003. The provision for loan losses for the year ended December 31, 2004 was $4.5 million compared to $5.5 million for the year ended December 31, 2003. First State’s allowance for loan losses was 1.11% and 1.15% of total loans at December 31, 2004, and December 31, 2003, respectively. The ratio of allowance for loan losses to non-performing loans was 192% at December 31, 2004 compared to 113% at December 31, 2003. Non-performing assets equaled 0.51% of total assets at December 31, 2004 and 0.86% at December 31, 2003.

FSNM – Fourth Quarter Results

January 24, 2005

Page Two

“Our asset quality was again slightly improved in the fourth quarter,” remarked H. Patrick Dee, Executive Vice President and Chief Operating Officer. “We are pleased with most of the trends in our loan portfolio, especially our loan delinquency rates which remain at a very low level,” continued Dee.

Non-interest income for the fourth quarter of 2004 was $3.4 million compared to $3.2 million for the fourth quarter of 2003, an increase of $171,000 or 5%. Credit and debit card transaction fees decreased $407,000, the gain on sales of mortgage loans increased $390,000, and other non-interest income increased $188,000 over the fourth quarter of 2003. Non-interest income for the year ended December 31, 2004 was $14.2 million compared to $14.5 million for the year ended December 31, 2003, a decrease of $330,000 or 2%. Other banking service fees decreased $360,000, the gain on sale of mortgage loans decreased $775,000, the gain on sale or call of investment securities increased $313,000, and other non-interest income increased $492,000 over the twelve months of 2003.

Non-interest expenses were $14.6 million and $12.4 million for the quarters ended December 31, 2004 and 2003, respectively and represent an increase of $2.2 million or 18%. Salaries and employee benefits increased $2.2 million, occupancy increased $197,000, credit and debit card interchange decreased $328,000, legal, accounting, and consulting increased $161,000, and other non-interest expenses increased $26,000 over the fourth quarter of 2003. Non-interest expenses for the year ended December 31, 2004 were $55.5 million compared to $47.2 million for the year ended December 31, 2003. Salaries and employee benefits increased $4.3 million, occupancy increased $1.5 million, data processing increased $522,000, equipment related expenses increased $561,000, and other non-interest expenses increased $908,000 over the twelve months of 2003. In addition, the year ended December 31, 2004 includes the sale of 194 mortgage loans with a carrying value of approximately $38 million obtained in the acquisition of First Community in 2002 to unrelated third parties that resulted in a loss on sale of loans of $435,000 during the first quarter of 2004.

In conjunction with its fourth quarter earnings release, First State will host a conference call to discuss these results, which will be simulcast over the Internet on Monday, January 24, 2005 at 5:00 p.m. Eastern Time. To listen to the call and view the slide presentation, visit www.fsbnm.com, Investor Relations. The conference call will be available for replay beginning January 24, 2005 through February 2, 2005 at www.fsbnm.com, Investor Relations.

On Friday, January 21, 2005, First State’s Board of Directors approved a two-for-one split of First State’s common shares effective February 9, 2005, and declared a quarterly dividend of $0.07 per share on the post-split shares. The dividend will be paid to shareholders of record on February 9, 2005, payable March 9, 2005. Per share and other data will not be presented on an adjusted basis in financial reports until following the effective date of the stock split.

First State Bancorporation is a New Mexico based commercial bank holding company (NASDAQ:FSNM). First State provides services to customers from a total of 30 branches located in New Mexico, Colorado, and Utah. On Friday, January 21, 2005, First State’s stock closed at $34.75 per share.

FSNM – Fourth Quarter Results

January 24, 2005

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SELECTED FINANCIAL INFORMATION

(Dollars in thousands except per share amounts)

(unaudited)

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
INCOME STATEMENT HIGHLIGHTS
Interest income	$25,356	$21,848	$93,442	$83,713
Interest expense	6,482	5,573	23,875	22,629

Net interest income	18,874	16,275	69,567	61,084
Provision for loan losses	(1,040)	(1,580)	(4,500)	(5,543)

Net interest income after provision for loan losses	17,834	14,695	65,067	55,541
Non-interest income	3,391	3,220	14,191	14,521
Non-interest expense	14,587	12,356	55,478	47,242

Income before income taxes	6,638	5,559	23,780	22,820
Income tax expense	2,427	1,938	8,555	7,969

Net income	$4,211	$3,621	$15,225	$14,851

Basic earnings per share	$0.55	$0.48	$1.99	$1.99
Diluted earnings per share	$0.54	$0.47	$1.97	$1.95
Weighted average basic shares outstanding	7,671,722	7,585,569	7,656,034	7,475,986
Weighted average diluted shares outstanding	7,766,530	7,663,780	7,721,768	7,598,449

	December 31, 2004		December 31, 2003
BALANCE SHEET HIGHLIGHTS
Total assets	$1,815,510		$1,646,739
Loans receivable, net	$1,362,464		$1,217,364
Investment securities	$ 290,925		$ 235,120
Deposits	$1,401,303		$1,195,875
Borrowings	$ 192,513		$ 249,322
Shareholders’ equity	$ 144,309		$ 132,441
Book value per share	$ 18.83		$ 17.42
Tangible book value per share	$ 13.10		$ 11.63

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
FINANCIAL RATIOS:
Return on average assets	0.93%	0.92%	0.89%	1.01%
Return on average equity	11.61%	10.89%	10.94%	11.76%
Efficiency ratio	65.52%	63.38%	66.24%	62.49%
Operating expenses to average assets	3.23%	3.13%	3.25%	3.22%
Net interest margin	4.57%	4.54%	4.47%	4.59%
Average equity to average assets	8.03%	8.44%	8.16%	8.61%
Leverage ratio	7.87%	7.53%	7.87%	7.53%
Total risk based capital ratio	10.62%	10.64%	10.62%	10.64%

FSNM – Fourth Quarter Results

January 24, 2005

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	Fourth Quarter Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
NON-INTEREST INCOME:
Service charges on deposit accounts	$1,107	$1,060	$4,410	$4,225
Other banking service fees	174	220	756	1,116
Credit and debit card transaction fees	555	962	3,991	3,938
Gain on sale or call of investment securities	44	13	359	46
Gain on sale of mortgage loans	889	499	2,718	3,493
Check imprint income	161	172	584	590
Other	461	294	1,373	1,113

	$3,391	$3,220	$14,191	$14,521

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
NON-INTEREST EXPENSE:
Salaries and employee benefits	$7,070	$4,895	$24,843	$20,570
Occupancy	2,069	1,872	7,804	6,267
Data processing	770	705	2,934	2,412
Credit and debit card interchange	81	409	1,580	1,637
Equipment	1,064	1,059	4,258	3,697
Legal, accounting, and consulting	417	256	1,372	1,128
Marketing	546	615	2,288	2,190
Telephone	318	464	1,219	1,534
Supplies	308	173	922	744
Delivery	212	247	901	1,007
Other real estate owned	67	117	366	354
FDIC insurance premiums	46	43	181	173
Check imprint expense	128	137	537	528
Amortization of intangibles	28	28	111	114
Loss on sale of loans	—	—	435	—
Other	1,463	1,336	5,727	4,887

	$14,587	$12,356	$55,478	$47,242

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
AVERAGE BALANCES:
Assets	$1,798,111	$1,563,834	$1,705,356	$1,466,715
Earning assets	1,642,355	1,421,818	1,555,627	1,330,828
Loans	1,346,021	1,194,737	1,284,904	1,110,741
Investment securities	291,105	220,855	264,654	204,624
Deposits	1,410,688	1,187,242	1,305,770	1,137,698
Equity	144,349	131,976	139,122	126,328

	December 31, 2004		December 31, 2003
LOANS:
Commercial	$174,293	12.6%	$160,261	13.0%
Real estate—commercial	683,638	49.6%	577,835	46.9%
Real estate – one— to four-family	280,570	20.4%	338,272	27.5%
Real estate—construction	191,728	13.9%	116,725	9.5%
Consumer and other	28,601	2.1%	30,736	2.5%
Mortgage loans available for sale	18,965	1.4%	7,656	0.6%

Total	$1,377,795	100.0%	$1,231,485	100.0%

FSNM – Fourth Quarter Results

January 24, 2005

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	December 31, 2004		December 31, 2003
DEPOSITS:
Non-interest bearing	$317,729	22.7%	$269,569	22.5%
Interest bearing demand	254,140	18.0%	199,792	16.7%
Money market savings accounts	216,769	15.5%	157,887	13.2%
Regular savings	68,671	4.9%	62,981	5.3%
Certificates of deposit less than $100,000	223,893	16.0%	238,390	19.9%
Certificates of deposit greater than $100,000	320,101	22.9%	267,256	22.4%

Total	$1,401,303	100.0%	$1,195,875	100.0%

		December 31, 2004		December 31, 2003
ALLOWANCE FOR LOAN LOSSES:
Balance beginning of period		$14,121		$11,838
Provision for loan losses		4,500		5,543
Net charge-offs		(3,290)		(3,260)

Balance end of period		$15,331		$14,121

Allowance for loan losses to total loans		1.11%		1.15%
Allowance for loan losses to non-performing loans		192%		113%

		December 31, 2004		December 31, 2003
NON-PERFORMING ASSETS:
Accruing loans – 90 days past due		$4		$13
Non-accrual loans		7,969		12,515

Total non-performing loans		$7,973		$12,528
Other real estate owned		1,255		1,557

Total non-performing assets		$9,228		$14,085

Total non-performing assets to total assets		0.51%		0.86%

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the use of forward-looking words such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “approximately,” “intend,” “plan,” “estimate,” or “anticipate” or the negative of those words or other comparable terminology. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statement. Some factors include fluctuations in interest rates, inflation, government regulations, loss of key personnel or inability to hire suitable personnel, faster or slower than anticipated growth, economic conditions, competition’s responses to the Company’s marketing strategy, and competition in the geographic and business areas in which we conduct our operations. Other factors are described in First State’s filings with the Securities and Exchange Commission. First State is under no obligation to update any forward-looking statements.

First State’s news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State’s website at www.fsbnm.com.